Exhibit 23(i)

Pepper Hamilton LLP
------------Attorneys at Law

3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750



                                                     December 15, 2008



FundVantage Trust
301 Bellevue Parkway
Wilmington, DE 19809

                 Re:        FundVantage Trust

Ladies and Gentlemen:

                  We have acted as counsel to FundVantage Trust, a statutory trust formed under the laws of the State of Delaware (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 11 to the Trust's Registration Statement on Form N-1A (File Nos. 333-141120; 811-22027) (the "Amendment"), registering an indefinite number of Class A shares of beneficial interest and Class I shares of beneficial interest of WHV International Equity Fund, a series of the Trust, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

                  You have requested our opinion as to the matters set forth below in connection with the filing of the Amendment. For purposes of rendering that opinion, we have examined the Amendment, the Declaration of Trust and By-Laws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

                  Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

       Boston      Washington, D.C.   Detroit      New York     Pittsburgh
--------------------------------------------------------------------------------
  Berwyn      Harrisburg     Orange County    Princeton     Wilmington

FundVantage Trust
December 15, 2008
Page 2


                  Based upon and subject to the foregoing, we are of the opinion that:

                  1. The Shares to be issued pursuant to the Amendment have been duly authorized for issuance by the Trust; and

                  2. When issued and paid for upon the terms provided in the Amendment, the Shares to be issued pursuant to the Amendment will be validly issued, fully paid and nonassessable.

                  This opinion is rendered solely in connection with the filing of the Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                                    Very truly yours,

                                                    /s/ Pepper Hamilton LLP
                                                    -----------------------
                                                    Pepper Hamilton LLP



cc: Mr. Robert J. Christian, Chairman of the Board of Trustees Mr. Joel Weiss, President
           Joseph V. Del Raso, Esq.